Exhibit 99.1

OneWater Marine Inc. Announces Actions to Strengthen
Financial Flexibility in Response to the COVID-19 Pandemic

BUFORD, GA – April 2, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater”) today announced that it is taking additional cost reduction actions to strengthen its financial flexibility amid the COVID-19 global pandemic.

“In an effort to protect our business and enhance our financial flexibility, we are executing on our plan, taking quick and decisive actions to reduce costs across the company, including salary and discretionary expense reductions, limiting capital expenses for non-essential projects, and workforce furloughs and/or reductions. While many unknowns remain, we believe these actions are necessary for the long-term benefit of our team, OEM partners, customers and shareholders,” Austin Singleton, Chief Executive Officer of OneWater Marine commented. “These are extraordinary times for our company, particularly for our dealers. We are working hand-in-hand with local management teams to maintain appropriate inventory levels, both now and in the future, support cost enhancement activities, and ensure they remain nimble in this unpredictable environment. We continue to monitor the situation closely and will provide further updates as necessary.”

OneWater is taking the following actions, effective immediately, to reduce expenses and preserve liquidity:

•	Chief Executive Officer, Austin Singleton, and President and Chief Operating Officer, Anthony Aisquith, have agreed to forgo 100% of their base salaries for the next two months
•	For the next three months:
o	Chief Financial Officer, Jack Ezzell, and senior managers within the company have agreed to take a 20% base salary reduction
o	All other managers and select salaried employees have agreed to take a 10% base salary reduction; and
o	Mr. Singleton and several founders of acquired entities have agreed to forgo or defer rents on certain properties
•	The Board of Directors have agreed to forgo their cash compensation for a period of six months

Mr. Singleton concluded, “These actions will support OneWater through this difficult operating environment, and we still have the ability to draw $10 million under our existing revolving credit facility, if necessary. We will continue to balance preservation of liquidity and opportunistic growth. While we remain open to completing acquisitions, we will be prudent and conservative in our evaluation of targets to ensure that we maintain our focus on a strong return on investment.”

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Cautionary Statement Concerning Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: decline in demand for our products and services, the seasonality and volatility of the boat industry, the duration and effects of the coronavirus (COVID-19) outbreak and federal, state or local regulations enacted in connection therewith, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus filed in connection with our initial public offering and in the first quarter 2020 Form 10-Q filed on March 20, 2020. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com